January 19, 2010

Mr. H. Walt Dunagin
Executive Vice President
Reef Oil & Gas Partners, L.P.
Reef Exploration, L.P.
1901 North Central Expressway, Suite 300
Richardson, Texas 75080

Re:     Third Party Consents

Dear Walt:

Reference is made to that certain Purchase and Sale Agreement dated December 18, 2009 and effective as of December 1, 2009 by and between RCWI, L.P. (“Buyer”) and Azalea Properties, Ltd. (“Seller”) providing for the purchase by Buyer of certain assets of Seller (the “PSA”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

Pursuant to Section 3.01(f) of the PSA, Seller is required to list on the Schedules to the PSA all Material Contracts affecting the Interests. However, as of the Closing Date, Seller was only able to obtain information sufficient to list a subset of the Material Contracts, as set forth on Schedule 3.01(f). By their execution hereof, Seller and Buyer hereby acknowledge and agree that Seller’s failure to list all of the Material Contracts on Schedule 3.01(f) shall not constitute a breach of the PSA by Seller, and Seller shall have no further obligations with respect thereto.

Additionally, pursuant to the PSA, Seller is required to obtain third party consents necessary to assign certain of the Interests to Buyer at Closing as set forth on Schedule 3.01(f) (the “Required Consents”). By their execution hereof, Buyer and Seller hereby acknowledge and agree that Seller was unable to obtain and deliver the Required Consents at Closing.

Buyer and Seller further agree that if, during the six (6) month period following Closing (the “Post Closing Period”), any Required Consent is denied, resulting in Buyer not obtaining Marketable Title to the affected Interest, Buyer shall notify Seller within five (5) business days following receipt of such third party’s refusal to grant consent to assign the Interest (a “Nonconsent Lease”). In such event, Seller shall refund to Buyer (“Rescission Right”) an amount equal to the proportionate share of the Adjusted Final Value (set forth on Exhibit B to the PSA) affected by the Nonconsent Lease, and Buyer shall execute and deliver to Seller an executed Assignment, Conveyance and Bill of Sale, in the same form Seller delivered to Buyer at Closing, conveying the Interests back to

Seller, free and clear of all liens, mortgages, security interests, encumbrances, burdens and claims of any kind. Notwithstanding anything contained herein to the contrary, Buyer shall not have a Rescission Right if the Adjusted Final Value of the affected Interests is less than $100,000.

Buyer and Seller agree to use commercially reasonable efforts to obtain the Required Consents and to act in good faith in the pursuit thereof. Buyer and Seller further agree that if any Required Consent is not obtained, but not affirmatively denied, it shall not be deemed to be denied and Buyer shall not have a Rescission Right respect to that Interest.

If, within five (5) days following the expiration of the Post Closing Period, Buyer has not notified Seller of any Nonconsent Lease, Buyer shall be deemed to have waived its Rescission Rights.

SIGNATURE PAGE FOLLOWS

Please indicate your acceptance of the terms hereof by executing this Letter below.

Very truly yours,

Azalea Properties, Ltd.

By:	Maple Ridge Property Company
Its sole general partner

	By:	/s/ Frances Marianne Talbot
Frances Marianne Talbot
President

Accepted and Agreed to this 19 day of January 2010:

RCWI, L.P.

By:	RCWI, GP, LLC
Its general partner

	By:	/s/ Michael J. Mauceli
Michael J. Mauceli, Manager